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                                                               EXHIBIT 11(B)(2)
                      J.W. CHILDS EQUITY PARTNERS II, L.P.
                          ONE FEDERAL STREET, FLOOR 21
                                BOSTON, MA 02110


                                                              February 12, 1999

RSA Holdings Corp. of Delaware
One Federal Street
Boston, MA  02110

Ladies and Gentlemen:

         RSA Acquisition Corp. ("Purchaser") has been organized by J.W. Childs Equity Partners II, L.P. ("J.W. Childs") and RSA Holdings Corp. of Delaware ("Holding") to purchase all of the outstanding shares of common stock, par value $0.01 per share, of American Safety Razor Company, a Delaware corporation (the "Company"), pursuant to the terms of the Agreement and Plan of Merger dated as of February 12, 1999 by and among Holding, Purchaser and the Company (the "Merger Agreement"). Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Merger Agreement.

         Subject to the satisfaction of all conditions precedent to Purchaser's obligation to consummate the Offer and the Merger, we confirm that J.W. Childs is pleased to commit to provide Holding with (i) a common stock investment in cash of up to $90.0 million and (ii) an unsecured, pay-in-kind debt investment in cash of up to $55.0 million, such investment to be made upon the closing of the Tender Offer.

         J.W. Childs will not be under any obligation pursuant to the preceding paragraph unless and until all conditions precedent to Purchaser's obligation to consummate the Tender Offer have been satisfied in accordance with the terms of the Merger Agreement.

         J.W. Childs will use its reasonable best efforts to cause Purchaser and Holding to satisfy the conditions to the senior debt funding contemplated by the NationsBank commitment letter in connection with the financing of the Offer and the Merger. J.W. Childs will guarantee the due performance of any and all obligations and liabilities of Purchaser and Holding pursuant to Sections 6.16(d)(iii) and 8.03(a) of the Merger Agreement.

         This letter may be disclosed to the Company and its directors, officers, representatives and advisors, to NationsBank and as required by applicable law.
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         Notwithstanding anything that may be expressed or implied in this letter agreement, Holding, by its acceptance of the benefits hereof, covenants, agrees and acknowledges that, no person other than J.W. Childs shall have any obligation hereunder and that, notwithstanding that J.W. Childs is a partnership, no recourse hereunder or any documents or instruments delivered in connection herewith shall be had against any current or future officer, agent or employee of J.W. Childs, against any current or future general or limited partner of J.W. Childs or against any current or future director, officer, employee, general or limited partner, member, affiliate or assignee of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of J.W. Childs or any current or future general or limited partner of J.W. Childs or any current or future director, officer, employee, general or limited partner, member, affiliate or assignee of any of the foregoing, as such for any obligations of J.W. Childs under this letter agreement or any documents or instruments delivered in connection herewith or for any claim based on, in respect of or by reason of such obligations or their creation.

                                        Very truly yours,

                                        J.W. CHILDS EQUITY PARTNERS II, L.P.

                                        By: J.W. Childs Advisors II, L.P.
                                                   its general partner

                                        By: J.W. Childs Associates, L.P.
                                                   its general partner

                                        By: J.W. Childs Associates, Inc.
                                                   its general partner


                                        By:  /s/ Adam Suttin
                                             --------------------------------
                                             Name: Adam Suttin
                                             Title: Vice President
Agreed and Accepted this
12th day of February, 1999


RSA Holdings Corp. of Delaware


By: /s/ Adam Suttin
   ------------------------------------
   Name:  Adam Suttin
   Title: President